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10 10 2023

CODE OF ETHICS

Version 1.7

Review history:

Version	Date	Edited by	Signed off by	Comments
1.0	2018 11	WB	MT	Initial
1.1	2019 01	WB	MT	Minor clarifications
1.2	2019 04	WB	MT	Minor clarifications
1.3	2020 03	WB	MT	Adjustments to gifts and entertainment, personal account dealing
1.4	2021 04	WB	MT	Annual update
1.5	2022 04	WB	MT	New OBI pre-clearance screen; adjustments to Confidentiality, Whistleblowing
1.6	2023 04	WB	MT	Higher entertainment limit; IAC team
1.7	2023 10	WB	MT	Adjustments to OBI and Political Contributions; changes to PA dealing

Update frequency: Annual

CONTENTS

GLOSSARY OF TERMS

2

What do we need to know?

3

1.

CFM entities

3

2.

How does this Code of Ethics fit into CFM’s compliance framework?

3

3.

Why do we have a Code of Ethics?

4

What do I need to do?

5

1.

Acknowledgements

5

2.

Personal account dealing

5

3.

Gifts and entertainment

9

4.

Outside business activities

12

5.

Political contributions

13

6.

Confidentiality guidelines

14

7.

Complaints

16

8.

Whistleblowing

17

9.

Mandatory holidays

18

10.

Bad actor rule

18

GLOSSARY OF TERMS

CCO

Chief Compliance Officer; the Chief Compliance Officer is identified as the CF10 Compliance Officer for CFM LLP (as of this document: Wealon Bouillet), and CFM’s Head of Legal and Compliance for every other CFM entity (as of this document: Martin Tornqvist)

CFM LLP	Capital Fund Management LLP
CFM or the Firm	Collectively, the Capital Fund Management group of companies
CFM SA	Capital Fund Management S.A.
Client	Any fund, mandate or account managed or advised by a CFM entity, including investors in such funds
MCO	MyComplianceOffice, a third-party personal account dealing reporting platform operated by TerraNua which CFM has implemented for US and UK staff
FCPA	Foreign Corrupt Practices Act
SEC	U.S. Securities and Exchange Commission
Securities Act	U.S. Securities Act of 1993

What do we need to know?

As an employee of a CFM entity, the provisions of this Code of Ethics apply to you regardless of location, team or title. The requirements described in this Code of Ethics are grouped by theme; CFM asks that you be aware at all times of the existence of obligations related to these themes, and that you refer to this Code of Ethics whenever necessary to fulfil such obligations. Any questions regarding your obligations should be referred to the applicable CCO.

Who does this document apply to?

The Code of Ethics applies in its entirety to all employees of CFM, full-time or part-time, regardless of seniority. The Personal Account Dealing section below also applies in full to long-term contractors (defined as those whose contract duration exceeds 6 months).

Agreements with contractors and other non-employees (e.g. PhD. students) will also include confidentiality clauses.

Introduction

In order to perform their various activities, most CFM entities are subject to regulatory oversight. Many rules apply not just to regulated entities but also to their staff. This Code of Ethics sets forth the ethical and fiduciary principles and related compliance requirements under which CFM and its staff must operate and the procedures for implementing those principles. This Code of Ethics is applied on a CFM group basis and thus applies to all CFM staff. Failure to comply with this Code of Ethics may result in disciplinary action against the employee, including but not limited to a warning, fine, disgorgement, suspension, or termination of employment. In addition to sanctions imposed by CFM, violations may result in referral to civil or criminal authorities where appropriate.

1.

CFM entities

Capital Fund Management S.A. (“CFM SA”) serves as discretionary investment manager for its clients, which include private funds and managed accounts. CFM SA is a French limited liability company registered as a UCITS portfolio management company with the French AMF.

CFM SA has four wholly owned subsidiaries: Capital Fund Management International, Inc. (“CFMI”), CFM North America, Inc (“CFM NA”), both incorporated in Delaware (U.S.A.), CFM Corporate Member Ltd incorporated in the UK and CSysNet in France.

CFM NA serves as the general partner of the Cayman limited partnerships and managing member of the Delaware limited liability companies (as described below); CFMI carries out the investor relations activities of CFM in the US, and has filed as an exempt reporting adviser with the SEC. CFM Corporate Member Ltd is the managing member of Capital Fund Management LLP (“CFM LLP”) which is authorised as an AIFM with the UK Financial Conduct Authority (“FCA”) and has filed as an exempt reporting adviser with the SEC. CSysNet is a French company dedicated to the procurement of IT hardware and software to the CFM group of companies.

2.

How does this Code of Ethics fit into CFM’s compliance framework?

The Code of Ethics is part of CFM’s procedures, which derive from various applicable financial rules and regulations. It is appendixed to CFM SA’s employment handbook.

3.

Why do we have a Code of Ethics?

Most of the rules mentioned above relate in some way or another to the notion of conflict of interest. Principles of fiduciary duty which apply to CFM dictate that CFM conduct its business in a manner that places the interests of Clients above the interests of the Firm.

CFM is a fiduciary of the funds and accounts it manages and owes each of them an affirmative duty of good faith and full and fair disclosure of all material facts. Mere negligence on the part of the Firm in breaching its fiduciary duty to a fund, its investors or prospective investors, may be sufficient to establish a violation under the applicable rules. For example, CFM must take care not to include false or misleading statements in fund documents, regulatory disclosures, investor reports, responses to “requests for proposals,” or other disclosures to Clients or prospective Clients. CFM and all employees must affirmatively exercise authority and responsibility for the benefit of Clients, and may not participate in any activities that may conflict with the interests of Clients except in accordance with this Code of Ethics. In addition, employees must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of CFM’s Clients. Accordingly, at all times, CFM must conduct its business with the following precepts in mind:

„ Place the interests of Clients first. CFM employees may not cause a Client to take action, or not to take action, for their personal or the Firm’s benefit rather than the benefit of the Client. For example, causing a Client to purchase a security owned by an employee for the purpose of increasing the price of that security would be a violation of this Code of Ethics. Similarly, an employee investing for him- or herself in a security of limited availability that was appropriate for a Client without first considering offering that investment for such Client may violate this Code.

„ Conduct all personal securities transactions in compliance with this Code of Ethics. This includes all pre-clearance and reporting requirements and procedures regarding inside information and personal and proprietary trades. While CFM does not discourage employees and their families to develop personal investment programs, employees must not take any action that could result in even the appearance of impropriety.

„  Moderate gifts and entertainment. The receipt of investment opportunities, entertainment, or gifts from persons doing or seeking to do business with CFM could call into question the exercise of CFM’s independent judgment. The giving of gifts or entertainment to Clients or prospective Clients could raise similar concerns. Accordingly, employees may accept or give such items only in accordance with the limitations in this Code of Ethics.

„ Keep information confidential. Information concerning Client investment recommendations, investment decisions, transactions or holdings may be material non-public information and employees may not use knowledge of any such information to profit from the market effect of those transactions.

„  Comply with all laws and regulations applicable to CFM’s business. It is the responsibility of every employee to know what is required of CFM as an investment manager, adviser or other financial services provider, and of him or her as an employee of the Firm, and integrate compliance into the performance of all duties.

„ Seek advice when in doubt about the propriety of any action or situation. Any questions concerning this Code of Ethics should be addressed to the CCO, who is encouraged to consult with outside counsel, outside auditors or other professionals, as necessary.

This Code of Ethics implements these general fiduciary principles in the context of specific situations. Additional matters relating to fiduciary duties under ERISA are addressed more in detail in the ERISA Policy. This Code of Ethics should also be read in conjunction with CFM’s Conflicts of Interests Policy and the relevant employee handbook (Réglement Intérieur or Employment Manual as the case may be).

What do I need to do?

1.

Acknowledgements

Upon joining CFM, and on a periodic basis thereafter, all staff is required to complete the following acknowledgements:

Concerned staff	Acknowledgement	Frequency	Location
All	Compliance Acknowledgements	Upon joining and annually	CFM Intranet
All	SEC questionnaire	Upon joining and annually	CFM Intranet
All	Personal Account Declaration	Upon joining and ad hoc	CFM Intranet / MCO
All	Quarterly trading report	Quarterly	CFM Intranet / MCO
All	Annual holdings report	Upon joining and annually	CFM Intranet / MCO
All	Ancillary activities pre-clearance	Upon joining and ad hoc	CFM intranet
All	Ancillary activities form	Annually	CFM Intranet
CFM LLP	Compliance Declaration Memo	Upon joining and annually	Sent by email

2.

Personal account dealing

Personal investments must be consistent with CFM’s mission to always put Client interests first and with the requirements that CFM and its employees do not trade on the basis of material non-public information, including information concerning CFM’s investment decisions for Clients or Client transactions or holdings.

a.

Declaring your accounts

Access Persons, i.e. persons subject to the Personal Account Dealing provisions of this Code of Ethics

Under applicable regulation, certain persons must report their accounts, transactions and holdings periodically to the CCO. The concerned persons are generally officers, directors and employees of CFM who:

1.

Have access to non-public information regarding any Client’s purchase or sale of securities, or non-public information regarding the holdings of any Client; or

2.

Are involved in making securities recommendations to Clients or have access to such recommendations that are non-public.

CFM considers CFM SA Board members, every employee of the CFM group, as well as long-term contractors to be Access Persons. Certain other individuals may from time to time be Access Persons. As they have no day to day access to CFM systems and data, independent Board members of CFM entities or funds as well as independent members of the Remuneration Committee are not considered Access Persons.

Disclosable and Trade Reporting Accounts

Disclosable Accounts are, generally speaking, accounts which the Access Person has the opportunity to personally profit (or share in the profits) from, directly or indirectly, and through any contract or relationship or other means.

In accordance with regulation, CFM considers Disclosable Accounts to include, among other accounts meeting the conditions above:

„  Accounts of the Access Person, his or her spouse, and their un-emancipated minor children;

„  Accounts of any family member who shares the Access Person’s household;

„ Accounts of anyone to whose support the Access Person materially contributes (e.g. adult child whose sole income derives from such Access Person);

„  Accounts over which the Access Person exercises discretion or a controlling influence (e.g. parent’s investment account for which the Access Person holds a procuration).

Access Persons with accounts that they do not view to be Disclosable Accounts should consult with the Regulatory team to verify and document their conclusion. The Regulatory team may require the Access Person to provide additional or renewed certifications or information about these accounts.

The following are considered Non-Disclosable Accounts by CFM:

„ Cash accounts such as checking accounts, fixed term accounts, and cash-only savings accounts (e.g. French Livret A, LDD);

„  Any retirement or savings schemes which are offered in connection with your employment at CFM; and

„  Any accounts that have only held funds managed by CFM or CFM stock since they were opened.

Trade Reporting Accounts are a subset of Disclosable Accounts. Every Disclosable Account is a Trade Reporting Account. Non-Trade Reporting Accounts are only:

„ Accounts for which you don’t have investment discretion at the instrument level (for instance, because a third party has a discretionary mandate to invest on your behalf; or an account where you only select broad categories of investments on a forward-looking basis); and

„ Accounts which regulation otherwise excludes from the scope of most Personal Account Dealing provisions. The Compliance team will require documentation of any of the above conditions.

Declaring accounts

All Disclosable Accounts must be declared in MCO for US and UK staff, or using the declaration form on CFM’s intranet for others (LINK),

Summary table

The below table presents a summarized view of typical investment accounts, and which category they fall into.

	Non-Disclosable Accounts		Disclosable Accounts
Type of account
			Non-Trade Reporting Accounts		Trade Reporting Accounts
Your obligations	„ None		„	Declare the account	„ „ „ „	Declare the account Pre-clear transactions (see below) Report trades quarterly (see below) Provide year-end statements (see below)
Examples	„ „ „ „ „ „ „ „ „ „ „	Checking account Fixed term account Livret A LDD French PEL CFM PEE CFM PERCO CFM 401k CFM SIPP Cryptocurrency wallets Accounts which have only ever held CFM funds or stock

„ Any account for which you don’t have investment discretion at the instrument level, such as when a third party manages it on your behalf. This includes accounts where you only determine an allocation (e.g. 30% stocks, 50% bonds, 20% cash) but not individual positions.

Any other securities or trading account for which you have investment discretion, including (but not limited to):
„ French PEA or Assurance-vie
„ UK ISA
„ US IRA (unless you are able to confirm that you do not have discretion at the instrument level)
„ Non-CFM PEE, PERCO, 401k or other retirement or pension account (including SIPPs, Superannuations and Group Personal Pensions)

What about private placements?

Some investments do not always sit in accounts such as those listed above - for example some hedge funds, private equity or unlisted stocks. Such investments, unless they are Exempted Trades, are subject to pre-clearance and reporting (see below), but no account needs to be declared.

b.

Pre-clearance; exempted trades; prohibited transactions

Access Persons must obtain the written approval of the Regulatory team prior to carrying out transactions (both long and short) in listed or unlisted equity or debt securities, listed or unlisted derivatives, or before participating in initial public offerings or private placements (e.g., hedge funds, private equity funds, initial coin offerings, limited offerings). Exempted Trades as defined below are excluded from this obligation.

The Regulatory team’s approval must be requested in MCO for US and UK staff, or using the dedicated intranet screen for others (LINK).

Employees must provide information about the proposed transaction including any prospectus, private placement memoranda, subscription documents or other materials about the investment as the CCO may request.

A decision on permissibility of the trade generally will be rendered by the end of the trading day on which the request is received. In approving any such transaction, the Regulatory team must cite the reasons for such approval. Pre-clearance will be effective for a 24-hour period, with the exception of private placements. Approval for private placements will remain in effect for 30 days, unless terminated earlier by the Regulatory team on a case-by-case basis. Should the effectiveness period lapse, a new pre-approval must be requested. The confirmation of such pre-clearance requests shall include a declaration that such reports also include transactions of any other related Access Persons.

Exempted Trades

The following are excluded from the pre-clearance obligation (“Exempted Trades”):

„  Trades in the following instruments:

>

Government bonds of G20 countries;

>

money market instruments — bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

>

money market fund shares, where the Access Person is not involved in the management of such fund;

>

shares or interests in CFM funds;

>

shares or interests in CFM corporate entities;

>

shares or interests in other types of regulated funds, where the Access Person is not involved in the management of such fund (this would include, for instance, US mutual funds, EU UCITS funds and ETFs, French FIPs and FCPRs – but not unregulated EU Alternative Investment Funds).

„  Trades initiated by a third party with investment discretion over the Trade Reporting Account, where there was no prior instruction or suggestions from the Access Person (e.g.: wealth management services, blind trusts, dividends paid in stock, transactions effected pursuant to an automatic investment plan).

„  Instruments (stock or stock options usually) obtained as part of a person’s compensation package.

„  Transfers of financial instruments between different accounts held by the same person.

The exemption is tied to the instrument type, not the underlying

For example, an ETF on Bitcoin would be exempted, but not an option on an EU ETF.

Minimum holding period

The Regulatory team will generally disapprove trades made within 180 days of a previous, opposite-direction trade on the same issuer or underlying, regardless of instrument. For the avoidance of doubt, the minimum holding period applies to all transactions that are not Exempted Trades. For example, the following trades would be prohibited if made within 180 days of one another: buying a company’s bonds and shorting the stock; buying a coal future and shorting a different maturity.

The Regulatory team can make exceptions for trades that are made at the same time as part of a hedged strategy, e.g. a covered call, and declared as such, for as long as the strategy is maintained.

Prohibited transactions

The following transactions are prohibited:

„  Any transaction that would be considered as market abuse under applicable regulation (please refer to CFM’s Market

Abuse Policy for more guidance);

„  Any transaction relying on material non-public information or confidential information;

„  Any transaction in an instrument appearing on CFM’s Personal Trading Restricted List available on the intranet (LINK);

„  Any IPO for employees who are a Registered Representative of a US broker-dealer.

c.

Transaction reporting

All Access Persons must file initial and annual holdings reports and quarterly trading reports (see above:

“Acknowledgements”) with respect to all Trade Reporting Accounts. Exempted Trades are excluded from this obligation.

Initial holdings reports must be filed no later than 10 days after becoming an Access Person, and annual holdings reports must be filed within 30 days of year-end. Each such report must be current as of a date no more than 45 days before the report is submitted. The confirmation of such initial and holding reports shall include a declaration that such reports also include transactions of any other related Access Persons. Finally, Access Persons are required to provide statements of all their Trade Reporting Accounts with each annual holdings report. These statements must include, at a minimum, the employee’s name, account identifier, bank/broker/financial institution and date. For the sake of clarity, initial and annual holdings reports must be filed for all Trade Reporting Accounts.

Quarterly trading reports must be filed within 30 days after the end of each quarter. Even if no transactions are required to be reported, each employee must submit such a report certifying that all transactions have been reported. The confirmation of such initial and holding reports shall include a declaration that such reports also include transactions of any other related Access Persons.

Please note that the above deadlines are statutory. Non-compliance will expose CFM to regulatory sanctions.

All reports will be reviewed by the Internal Control team promptly after the end of each reporting period. They will address whether employees followed internal procedure, whether any restrictions were in effect at the time of trade, whether the employee is receiving terms more favourable as those received by any CFM Client trading in the same instruments, and periodically analyse the employee’s trading for patterns that may indicate abuse.

d.

Confidentiality

The Compliance team will maintain records in a manner to safeguard their confidentiality. Each employee’s records will be accessible only to the employee, the Compliance team, senior officers and appropriate IT and human resources personnel. Employees should understand that these records may also be made available to regulatory and other governmental authorities and may have to be produced in connection with legal proceedings.

e.

Staff providing Internal Alpha Capture

Due to the heightened risk for receiving non-public information in this activity, the following additional rules apply to staff providing internal alpha capture signals (“AC Staff”):

„ Any UK and US-based AC Staff may only keep personal trading accounts with brokers that provide feeds to CFM through MCO (the list can be obtained from the Regulatory team).

„ AC Staff may not make any single-name personal trades (including stocks, bonds, derivatives). Funds, ETFs, and cryptocurrencies can still be traded whilst respecting the other conditions laid out above.

3.

Gifts and entertainment

The giving or receiving of gifts or other items of value to or from persons doing business or seeking to do business with CFM could call into question the independence of its judgment as a fiduciary of its Clients, or be seen as attempted bribery. If CFM and/or an employee were found to be acting in a position of undisclosed conflict of interest, it could be sanctioned under various applicable regulations.

In any instance, the giving or receipt of gifts must not be made with the intention of influencing a third party to obtain or retain business or a business advantage, or in explicit or implicit exchange for favours or benefits. Gifts should not be offered to or accepted from, government officials or representatives or politicians or political parties, without the prior approval of CFM’s Board.

a.

Quick reference table

Type of non-cash compensation (offered or received)	CFM employee is a Registered Representative	Must declare if above	Limit per occurrence without pre-clearance	Aggregate limit over 12 months
Gift	Yes	$0	$100	$100
Gift	No	$0	$150	$150
Gift – cash or equivalent	Any	Not allowed	Not allowed	Not allowed
Entertainment – any	Yes	$0	$275	-
Entertainment – reasonable meal or drinks when below conditions are met	No	$75	$275	-
Entertainment – all other	No	$0	$275	-

Entertainment includes an occasional meal, a ticket to a sporting event or the theatre, or comparable entertainment that is neither so frequent nor so extensive as to raise any question of propriety and is not preconditioned on achievement of a sales target or other incentives. If a representative from the offering party is not present, then it is a gift.

b.

Receiving gifts and entertainment

On occasion, because of an employee’s position with the Firm, the employee may be offered, or may receive, gifts or other forms of non-cash compensation from Clients, brokers, vendors, or other persons that do business, or seek to do business with the Firm.

Extraordinary or extravagant gifts or entertainment (i.e., that have an aggregate value above the limit per occurrence or the aggregate limit over 12 months defined above) are not permissible and must be declined or returned, absent prior approval by the Regulatory team. Cash gifts can never be accepted.

Other gifts and entertainment at which both the employee and the giver are present (e.g. reasonable business lunches and dinners, sporting and cultural events) and promotional items (e.g., pens, mugs) may be accepted. Gifts should be received at one of CFM’s offices and may not be sent directly to an employee’s home.

Employees must in no circumstances solicit gifts, entertainment or other gratuities.

c.

Offering gifts and entertainment

General rules

Offering gifts and entertainment to persons CFM does business with, or seeks to do business with, follows similar rules: extraordinary or extravagant gifts or entertainment (i.e., that have an aggregate value above the limit per occurrence or the aggregate limit over 12 months defined above) may not be offered, absent prior approval by the Regulatory team. Cash gifts can never be offered either. Gifts of lower value and promotional items may be offered provided they are given in CFM’s name and given in person or sent to the recipient’s office.

High-risk recipients

Under various anti-bribery rules, CFM will face increased scrutiny when offering gifts to certain types of recipients. In particular, providing gifts and entertainment to non-US officials may violate the U.S. Foreign Corrupt Practices Act (“FCPA”). CFM could face potentially serious civil and/or criminal penalties for offering, promising, paying, or authorising any bribe, kickback or similar improper payment to any non-US official, political party or official or candidate for political office in order to assist CFM in obtaining, retaining, or directing business, including investments in the funds managed by CFM. Under the FCPA, a non-US official includes any officer or employee of any government department, agency or instrumentality, including employees of government-owned business entities and sovereign wealth funds. As such, the following persons – whether US or non-US – are considered to be high-risk recipients:

„  Elected officials and candidates to office, where such office could influence investments in CFM funds or mandates;

„  ERISA clients and their staff; and

„  Civil servants and officials whose position and/or seniority place them in a position to influence investments in CFM funds or mandates, including but not limited to employees and agents of pension funds, sovereign wealth funds, or large government-owned or government-controlled institutional investors.

Employees should be particularly mindful when offering gifts to the above persons, and seek guidance if necessary from the Regulatory team.

Conferences and events

In certain circumstances an employee may wish to set up an event where multiple investors, prospective investors or third parties would be invited. Such events may offer hospitalities to invitees such as food, beverages, promotional merchandise, etc. Prior to any such events the employee organising it should inform the Regulatory team by email. This email should contain at the minimum the following information:

„  Date of the event;

„  Organiser (either a CFM individual or team);

„  Location name and type (e.g. hotel, restaurant, conference hall, etc.);

„  Invited organisations along with their expected number of attendees; and

„ Budget per attendee (food, drinks and anything they take back with them – organisational costs such as rental of the venue and equipment need not be included). Should this budget per attendee be over $150, the Regulatory team should confirm its approval in writing before the event can take place.

d.

Declaring gifts and entertainment

All gifts and entertainment given or received must be declared using the declaration form on CFM’s intranet (LINK). By exception to this rule, reasonable meals or drinks (offered or received) do not need to be declared (and, for the avoidance of doubt, will not count against the aggregate limit over 12 months) where the following conditions are met:

„  You are not a Registered Representative of a U.S. broker-dealer;

„  They take place in the ordinary course of business;

„  Both the offering party and the recipient are physically present;

„  The recipient is not a High-Risk Recipient as described above;

„ The value per person is under US$75.

Where the value of a gift or entertainment is not known precisely, a reasonable, good-faith estimate must be given.

If the aggregate value of gifts received from (or offered to) a single giver over 12 months exceeds US$150 (US$100 if you are a Registered Representative of a U.S. broker-dealer), the Regulatory team will notify the employee that he should no longer accept (or offer) gifts from this giver, and indicate the date at which this suspension will be lifted. Only the CCO may approve an exception to this rule in exceptional cases; such approval will be documented in writing.

By exception to the above paragraph, de minimis and promotional items of nominal value (i.e. under $50) that display CFM’s logo do not count toward the US$150/100 per person above gift limit and are not subject to reporting. However, multiple nominal or promotional items to/from the same individual over the course of 12 months where the combined value exceeds $50 must be reported and are considered a gift subject to the $150/100 limit.

e.

Raising a concern

CFM has a zero-tolerance approach to bribery and corruption. Employees must raise a concern if they are offered a bribe by a third party, asked to make one or have a suspicion of malpractice at the earliest possible stage to the CCO.

Some red flags to look out for are:

„  the third party has a reputation of engaging in improper business practices;

„  the third party insists on receiving a commission or fee payment before committing to sign a contract;

„ the third party requests payment in cash or refuses to sign up a formal commission or fee agreement;

„  the third party requests that payment is made to a country or geographic location different from where the third party resides or conducts business;

„  the third party requests an unexpected additional fee to facilitate a service;

„  the third party offers an unusually generous gift or lavish hospitality.

Any concerns raised will remain confidential. The CCO will analyse such report and decide whether it is appropriate to contact relevant authorities (e.g. UK Serious Fraud Office, French Agence Française Anti-corruption).

4.

Outside business activities

The Conflicts of interest and reputational business considerations may arise where employees have interests outside of CFM’s business hours and/or that are unconnected to the individual’s role within CFM. Employees must seek prior approval from the Regulatory team before engaging in any outside business activities, and in particular:

„  being engaged in any other material business;

„  being an officer of or employed or compensated by any other person for business-related activities;

„  serving as general partner, managing member or in a similar capacity with partnerships, limited liability companies or private funds other than those managed by CFM or its affiliates;

„ engaging in personal investment transactions to an extent that diverts an employee’s attention from or impairs the performance of his or her duties in relation to the business of CFM and its Clients;

„ having any direct or indirect financial interest or investment in any dealer, broker or other current or prospective supplier of goods or services to CFM (other than ownership of publicly traded securities) from which the employee might benefit or appear to benefit materially;

„ serving on the board of directors or trustees (or in any similar capacity) of another company, including not-for-profit corporations and charities. Authorisation for board service will normally require that CFM not hold or purchase any securities of the company on whose board the employee sits; or

„  providing investment advice to entities/individuals that are not CFM Clients.

a.

Prior approval

Upon joining and before undertaking any outside business activity, the employee must provide to the Regulatory team certain information regarding all aspects of the proposed activity. This is carried out using the pre-clearance form available on CFM’s intranet (LINK). In deciding whether to approve an outside business activity, the Regulatory team will consider the materiality of the potential conflicts and whether they can be effectively managed by CFM. The Regulatory team will also generally seek approval from the employee’s line manager. When the Regulatory team approves an outside business activity, it will make the individual in question aware of any arrangements that are to be implemented in order to manage the conflicts identified. The Regulatory team will inform the Board of CFM SA of any new approved outside business activity.

The termination of any outside business activity must be reported promptly on the same intranet screen.

b.

Annual reporting

All employees will also be required to update the Regulatory team within 30 days of every year-end of his or her outside business activities using the form available on CFM’s intranet (LINK).

c.

Restrictions on activities

With respect to any outside activities engaged in by an employee, the following restrictions shall be in effect:

(i)

the employee is generally prohibited from implying that he or she is acting on behalf of, or as a representative of, CFM;

(ii)

the employee is prohibited from using CFM’s offices, equipment or stationery for any purpose not directly related to CFM’s business, unless such employee has obtained prior approval from the CCO; and

(iii)

if the activity was required to be and has been approved by the Regulatory team, the employee must report any material change with respect to such activity.

d.

Family and other personal relationships

Conflicts of interest may also arise through an employee’s family or other close personal relationship. For instance, an employee’s spouse could be in a decision-making role at a competitor of CFM. Where an employee believes that one of his or her relationships could come into conflict with the interests of CFM or its Clients, they must file a pre-clearance form as described above. While of course CFM is unable to disapprove the activity of a non-employee, this will serve as notification to the Regulatory team, which will then be able to examine and escalate the potential conflict as necessary.

5.

U.S Political contributions; Pay-to Play

The SEC has stated that investment advisers who seek to influence the award of advisory contracts by public entities by making political contributions to U.S. public officials may cause such officials to compromise their fiduciary duty to such entities. The SEC’s Pay-to-Play Rule addresses these practices. The Pay-to-Play Rule imposes a two-year “time out” on receiving compensation for providing advisory services to a government entity, if (i) an adviser (or its “Covered Associates” as defined below) makes a contribution to an elected official (or candidate) of the government entity and (ii) the elected office held (or campaigned for) may directly or indirectly influence the hiring of the adviser. A “government entity” for the purpose of the Pay-to-Play Rule only includes U.S. state or local governments, their agencies and instrumentalities, public pension plans and other types of collective government funds.

a.

Contributions by CFM

CFM does not intend to make any contributions to U.S. political parties or organisations (including Political Action Committees). No donation must be offered or made in CFM’s name without the prior approval of the Firm’s Board. Additionally, any donation must comply with the limits below.

b.

Personal contributions

Covered Associates

For the purposes of the Pay-to-Play rule, a Covered Associate includes:

„  any general partner, managing member, executive officer, or other individual with a similar status or function;

„ any employee who solicits a government entity for the adviser and any person who supervises, directly or indirectly, such employee; and

„  any PAC controlled by the adviser or by any of its covered associates.

CFM considers CFM NA and CFMI Directors, Principals, and every employee of the Investor Relations team based in CFM’s

NYC office to be Covered Associates.

Rules

Covered Associates are generally prohibited from giving or offering gifts, entertainment, hospitality or any other thing of value (including paying for entertainment or travel-related expenses) to U.S. public or government officials, employees of government-controlled business, political parties, public organisations or entities (including public pension plans and sovereign wealth funds, as well as their employees, representatives or any third party associated with their investment process or investment due diligence) or candidates for political office.

A de minimis exemption may be granted where a Covered Associates wishes to make a personal contribution not exceeding US$150 per election cycle per candidate to public office, per political party and per political action committee. This threshold may be raised to $350 if the Covered Associates in question is entitled to vote in said election.

Exceeding these thresholds could prevent CFM from providing advisory or management services to public organisations linked to the recipient of the contribution for two years.

Declaring political contributions

Prior approval for all political contributions must be requested from the Regulatory team by using the following link: LINK.

Each new Covered Associates must report to the CCO all contributions to any official or candidate for office in a national or local government unit (or a person that is running for national or local office) made in the two years prior to his or her hire date.

Monitoring

The CCO will monitor subscriptions and new managed accounts to identify any governmental units, including pensions and other benefit plans of such units, which become clients of CFM or investors in its funds. CFM will compare such list to reports of contributions by Covered Associates to determine whether CFM will be permitted to provide services to such clients or investors, and if contributions have been made, whether corrective action, including seeking a return of the contribution, should be taken.

6.

Confidentiality guidelines

Due to the nature of its business as well as applicable laws & regulations, it is important to note that CFM and consequently you as an employee are required to hold certain information confidential.

The confidentiality requirement restricts how CFM employees may access information as well as treat information that is accessible. The complete confidentiality guidelines are documented in the firm’s Information Security (“Info Sec”) Policy that can be accessed here: LINK..

The Info Sec Policy classifies information in four categories (White (Public/Open), Green (Confidential/Internal), Amber (Restricted / Highly Confidential) and Red (Strictly Confidential / Secret)) depending on the sensitivity of the information. The Summary Info Sec Policy (below) includes the key guidelines for confidentiality classification and handling many types of generally used documents.

SUMMARY INFORMATION SECURITY POLICY

CFM
INSIGHT.DATA.CLARITY.

PLEASE FOLLOW THE BELOW 3 STEPS WHEN HANDLING A NEW DOCUMENT.

1 - DETERMINE THE CONFIDENTIALITY CATEGORY OF THE DOCUMENT → 2 - MARK → 3 - HANDLE THE DOCUMENT AS PER THE BELOW GUIDANCE

THE DEFAULT CONFIDENTIALITY CATEGORY ("C-TLP") OF A NEW DOCUMENT IS RESTRICTED.

CATEGORY	DESCRIPTION	EXAMPLE DATASETS	MARKING	THIRD PARTY DISCLOSURE *	ACCESS	PHYS & ADMIN CONTROLS	DESTRUCTION/ DISPOSAL
SECRET	Information related to the business secrets of the Firm, or that are highly proprietary or of highly private nature. Loss of Confidentiality likely to involve significant loss of reputation, breach of contract or regulation and/or material financial loss or liability.	Internal Research Reports, Model Descriptions & Source Code, Intraday Performance, Daily Unlagged Performance, Order Data, Trade & Position Data, Platform Source Code, Private Encryption Keys, Passwords & Tokens, SSIs, Strategic Plans.	Office Documents: Apply to cover: STRICTLY CONFIDENTIAL AND PRIVATE. NO DISCLOSURE OUTSIDE CFM! Confluence: RED	Requires Board approval and NDA.	Individual Staff	Author: Responsible for proper markings, storing in a strictly secure area or behind lock & key and distribution to authorised persons. User: Responsible for keeping document in strictly secure area or behind lock & key. Sharing allowed only to authorised persons.	Paper documents: Shred. Electronic media: Send CDs, DVDs, hard drives, PC's, laptops etc to IT for appropriate disposal. IT will either destroy or degauss.
RESTRICTED	Highly sensitive or valuable information that is generally proprietary or personal. Loss of confidentiality could involve loss of reputation, breach of contract or regulation and/or financial loss or liability.	Policies, Procedures, Agreements, Firm Financial Accounts, Corporate Secretary, Side Letters, System Architecture and Technical Configurations, Configuration Files, Disaster Recovery Plan, Security Audit Reports, Incidents & Recommendations Registers, Public Encryption Keys, Client Identities, Client Communications, Client Specific Reports, Staff Contracts, Staff Training Materials, Compliance Manuals, Personal Information.	Office Documents: Apply to cover: HIGHLY CONFIDENTIAL RESTRICTED INTERNAL USE Confluence: AMBER	Requires MD approval and NDA. <u>No use as training material by third party operated AI Systems.</u>	Groups of Staff Service Providers with NDA.	Author: Responsible for proper markings. Author and User: Responsible for storing in appropriate area and control of distribution only on a "need to know basis" to authorised parties.	Paper documents: Shred. Electronic media: Send CDs, DVDs, hard drives, PC's, laptops etc to IT for appropriate disposal. IT will either destroy or degauss.
INTERNAL	Information whose unauthorised disclosure, particularly to a party outside the organisation who is not authorised to receive the information, would be inappropriate and inconvenient.	Offering Documents, Track Record, Quarterly Reports, Program Presentation, Program DDQ, Firm ADV 2B, Fund Audited Financials, Fund IMAs, Fund Standard Risk Reports, Fund Transparency Reports, Disaster Recovery Plan - Client Version, Summary Security Policies, Summaries of Security Audit Reports, Audit Page of CFM FSs, Monthly AUM development, Monthly Performance of Programs and Strategies, Internal Corporate Communication, Internal Job Postings.	Office Documents: Apply to cover: CONFIDENTIAL Confluence: GREEN	Only on a "<u>need to know basis</u>". Third Parties that are not investors require NDA <u>No use as training material by third party operated AI Systems</u>.	Staff Eligible Investors Service Providers with NDA.	Author: Responsible for proper markings. Author and User: Responsible for storing in appropriate area and control of distribution only on a "need to know basis" to authorised parties.	Paper documents: Shred. Electronic media: Send CDs, DVDs, hard drives, PC's, laptops etc to IT for appropriate disposal. IT will either destroy or degauss.
PUBLIC	Information that may be distributed broadly without causing damage to CFM, its employees, clients or stakeholders.	Marketing Materials Authorised For Public Release, Corporate Internet Web Pages, Approved Academic Research Reports, Firm ADV 1A & 2A, Approved Web Postings, External Job Postings, Approved Open Source Projects.	Office Documents: Apply to cover: PUBLIC Confluence: WHITE	Unlimited	Unlimited	None	Recycling

* Note re Third Party Disclosure: Including exposure to AI Systems operated by third parties such as ChatGPT, GPT, Bing, Bard, Co-Pilot etc.

© CFM 2023, v17

THE FULL INFO SEC POLICY IS AVAILABLE AT: https://confluence.fr.cfm.fr/display/CMN/Info+Sec+Group+-+Info+Sec+Policy
PLEASE CONTACT <u>INFOSEC@CFM.FR</u> IF YOU HAVE ANY QUESTIONS RE THE ABOVE.

www.cfm.fr

Confidential information is to be held securely and shall only be disclosed to a third-party in line with the Info Sec Policy. If an employee is in doubt in relation to the confidentiality of a certain piece of information and/or whether such information can be communicated to a third party, they should contact their manager or the Info Sec group at infosec@cfm.fr to discuss the matter. More generally any information related to CFM shall only be communicated to third parties on a “need to know” basis.

Employees may produce confidential information. Any information including files, documents, etc. should be marked systematically with the appropriate C-TLP badge as per the Info Sec Policy. If an employee needs to communicate information on CFM to a third party, the Investor Relations department maintains a number of standard documents concerning CFM’s business, trading strategies, funds, performance etc. They may be in a position to assist on standard information that may be shown to third parties.

As a part of its business, CFM may enter into confidentiality agreements, non-disclosure agreements or like (collectively “NDAs”) with third parties. The firm may be comfortable to share certain confidential information with a third-party under an NDA. When CFM is the receiving party the applicable NDA may include additional instructions on holding the information received from a third party on a confidential basis and may require CFM to destroy such confidential information in certain situations. Any such confidential information in relation to third parties that has been received under an NDA should be held separately from that of other information should be marked again as confidential.

Any contact with the press should be directed to the IR-Client Services team, who will deal with press queries separately. No employee should answer any questions from journalists directly.

Employees should show caution when participating in any conference, seminar, publication or like. Although they may be tempted to impress peers, confidential information remains confidential. Any presentations or other hand-outs used in conferences or seminars must be validated by the Regulatory team prior to use. When publishing scientific or other articles, such articles are to be pre-validated by the Regulatory team.

Employees should also be careful when discussing the business of CFM in a public area. No confidential information may be divulged as the identity of the people in the vicinity may not be known for certain. Similarly, employees should be careful when using of laptops and/or mobile telephones in a public area.

Any known loss of confidential information including documents, source codes, applications or a PC, laptop or mobile telephone must be reported immediately to management.

7.

Complaints

Any statement alleging any specific, inappropriate conduct on the part of the Firm or one of its Employees that states or could support a claim of a violation of law, duty or contract constitutes a complaint. Clients and investors can file complaints free of charge with CFM. Each complaint shall be properly recorded by the CCO, acknowledged within 10 business days, and responded to within two months. Complaints made by investors in EU-domiciled funds can be made, and will be responded to, in one of the official languages of the Member State in which the fund is sold. Information on a management company’s policy on complaints handling shall be made available free of charge to investors upon request.

Any employee receiving a complaint, whether oral or written, from any Client or from any investor in a private fund must promptly bring such complaint to the attention of the CCO Employees should not attempt to respond to or resolve any complaint by themselves. All responses to such complaints must be handled by the CCO except that complaints related to the CCO should be brought to the attention of the CEO of CFM SA. The CCO will maintain records of any complaints and accompanying responses for at least five years.

CFM does not generally admit retail investors and does not expect to have any MiFID-eligible complaints within UK FCA rules.

a.

Mediation

Where a Client or investor deems CFM’s response unsatisfactory, they can reach out free of charge to their relevant local complaints authority, including:

France

Médiateur de l’Autorité des Marchés Financiers 17 place de la Bourse, 75082 Paris Cedex 2

https://www.amf-france.org/Le-mediateur-de-l-AMF/Presentation

UK

The Financial Ombudsman Service Exchange Tower, London E14 9SR

complaint.info@financial-ombudsman.org.uk

+44 20 7964 1000

http://www.financial-ombudsman.org.uk/

Australia

Australian Financial Complaints Authority GPO Box 3 Melbourne VIC 3001 info@afca.org.au

+65 1800 931 678

https://www.afca.org.au/

USA

Securities and Exchange Commission Office of Investor Education and Advocacy 100 F Street, N.E.

Washington, DC 20549-0213

Fax: +1 202 772-9295

https://www.sec.gov/oiea/Complaint.html

8.

Whistleblowing

CFM is committed to providing a workplace conducive to open discussion of the CFM’s business practices and is committed to complying with the laws and regulations to which it and its employees, contractors and interns are subject. All employees, contractors and interns have a responsibility to promptly report internally any suspected misconduct, breach of regulatory rules, illegal activities or fraud, including any questionable accounting, internal accounting controls and auditing matters, or other violations of laws or of internal procedures (together, a “Reportable Concern”).

It is CFM’s policy to comply with all applicable laws that protect its employees, contractors and interns against unlawful discrimination or retaliation as a result of their lawfully reporting information regarding Reportable Concerns.

a.

Internal disclosure

Employees, contractors and interns must report any Reportable Concern promptly to the CCO. If the CCO is involved in the Reportable Concern or is unreachable, employees may report them to the CEO of CFM SA. In lieu of speaking directly to the CCO or CEO of CFM SA, an employee may provide – anonymously or not – a detailed complaint to the CCO or the CEO of CFM SA in writing or orally. Any such reports will be treated confidentially to the extent practicable or permitted by law. The CCO (or the CEO of CFM SA) will investigate any Reportable Concern, report to management on the factual findings and recommend sanctions, where appropriate. The CCO (or the CEO of CFM SA) will acknowledge the receipt of the report to the reporting person within 7 days of the disclosure, diligently follow up and provide feedback in a reasonable timeframe not exceeding 3 months from the acknowledgement of receipt. Employees, contractors and interns are required to cooperate in any investigation. The CCO will maintain records of Reportable Concerns, tracking their receipt, investigation and resolution.

Concerns relating to either suspected money laundering or bribery should be referred directly to the relevant Money Laundering Reporting Officer (as named in CFM’s group Anti-Money Laundering and Terrorist Financing Policy).

b.

External disclosure

Reporting through internal reporting channels before reporting to external channels is encouraged. However, where circumstances warrant, a disclosure may be made directly to the relevant authorities.

If a situation presents a clear and imminent danger to the general interest, or if even an external disclosure to a below channel creates a risk of retaliation against the whistle-blower, of if a previous Reportable Concern was not dealt with within 3 months of the disclosure, then a whistle-blower may make a public disclosure.

France

Médiateur de l’Autorité des Marchés Financiers 17 place de la Bourse, 75082 Paris Cedex 2

https://www.amf-france.org/Le-mediateur-de-l-AMF/Presentation

UK

Intelligence Department (Ref PIDA)

The Financial Conduct Authority, 12 Endeavour Square, London, E20 1JN whistle@fca.org.uk

+44 20 7066 9200

Australia

Australian Securities and Investments Commission https://asic.gov.au/report-misconduct

USA

Securities and Exchange Commission Office of the Whistleblower

100 F Street, N.E. Washington, DC 20549

Fax: +1 202 813-9322

https://www.sec.gov/whistleblower/submit-a-tip

c.

Protection of employees; prohibition against retaliation

CFM will not enter into agreements (including offer letters, confidentiality agreements, severance agreements and employment contracts) with its employees , former employees and interns or with service providers that contain provisions that are intended to discourage an individual from lawfully reporting Reportable Concerns.

Retaliation against an individual who reports a Reportable Concern – as well as any third party providing him or her support and assistance, close associates, family and colleagues – is prohibited and will be dealt with as a separate violation of policy. Individuals who believe they have been subject to retaliation should contact the CCO (or the CEO of CFM SA).

Information that may lead to the identification of the whistle-blower can only be divulged with his or her consent, except to the relevant authorities (in which case the whistle-blower will be informed).

9.

Mandatory holidays

It is CFM’s internal policy that all employees must, in every full calendar year, take at least 10 consecutive business days of vacation.

10.

Bad actor rule

CFM frequently relies on Rule 506 of Regulation D for the offering of its products in the USA. The SEC’s Bad Actor Rule prevents CFM from doing so where a Covered Person (as defined below) is subject to a disqualifying event – a “bad act” (also defined below).

a.

Covered persons

Covered Persons include the following:

„  Investment managers of private fund issuers;

„ The directors, executive officers, other officers participating in the offering, and general partners and managing members of such investment managers;

„ The directors and executive officers of such general partners and managing members and their other officers participating in the offering;

„  The issuer and any predecessor of the issuer or affiliated issuer;

„ The directors, executive officers, other officers participating in the offering, and general partners or managing members of the issuer;

„  Any 20% beneficial owner of an issuer’s outstanding voting equity securities, calculated on the basis of voting power;

„  Certain promoters; and

„ Persons compensated for soliciting investors as well as the general partners, directors, executive officers, other officers participating in the offering and managing members of any compensated solicitor.

CFM has determined that its Covered Persons are:

„  CFM SA, CFM LLP and CFM NA;

„  Members of the Board of Directors of the above, as well as of any private fund managed by CFM;

„  US-based members of the IR team;

Since private funds managed or advised by CFM only issue non-voting shares to their investors, CFM does not anticipate that any investor will become a Covered Person.

b.

Bad Acts

Under the final rule, disqualifying events include:

„  Certain criminal convictions

„ Certain court injunctions and restraining orders

„  Final orders of certain state and federal regulators

„ Certain SEC disciplinary orders

„  Certain SEC cease-and-desist orders

„  SEC stop orders and orders suspending the Regulation A exemption

„ Suspension or expulsion from membership in a self-regulatory organisation (SRO), such as FINRA, or from association with an SRO member

„  U.S. Postal Service false representation orders

Many disqualifying events include a look-back period (for example, a court injunction that was issued within the last five years or a regulatory order that was issued within the last ten years). Events that occurred before 23 September 2013 (entry in force of the rule) are not disqualifying but must be disclosed in writing to investors prior to any Regulation D offering. In certain cases the SEC may grant a waiver of disqualification where it deems that it is not necessary, under the circumstances, that the registration exemption be denied.

c.

Background checks

CFM performs background checks prior to hiring any person in its US office. These background checks may be renewed periodically. In addition, every employee is required to complete the SEC questionnaire upon joining and annually (as detailed in the Acknowledgements section above), which covers the above disqualifying events.

Investors owning over 20% of the interests in a CFM private fund are identified by the fund’s administrator. Criminal checks are performed using WorldCheck One as detailed in CFM’s separate Anti-Money Laundering and Terrorist Financing Policy.